EXHIBIT 99.1

Capsalus Corp. Invests in Nationally-Recognized "Social Helping" Network

Strategic partnership will help Wish Upon a Hero grow revenue, impact

ATLANTA, Oct 26, 2010 (BUSINESS WIRE) -- Capsalus Corp. (OTCBB:WELL), a public holding company operating in the health, wellness and goodness space, announces it has placed a significant investment in Wish Upon A Hero (WUAH), a one-of-a-kind online social network designed to connect people in need with those who want to help. More than 65,000 wishes have been granted since www.wishuponahero.com launched in 2007.

WUAH, based in Voorhees, N.J., was conceived by marketing executive Dave Girgenti, who was moved to make a positive contribution to society following the 9/11 attacks. In response, he founded the innovative online network, allowing an ever-growing community of "wishers" to post their personal needs online while other community members -- "heroes" -- respond to grant the wishes. Harnessing the power of social networks with people's innate desire to help others, Girgenti has created the "Facebook of philanthropy," pioneering a new breed of one-to-one giving he terms "social helping." He has received national acclaim for his efforts, including being named a "Person of the Week" by ABC News.

Capsalus' investment will provide operating capital and strategic support to maximize WUAH's reach, growth potential and overall business performance without compromising its mission. In return, the partnership enables Capsalus to increase shareholder value, diversify its investment portfolio and expand its media and technology practice, drawing on extensive operating experience with such multinational corporations as Mediacom, Macromedia (Adobe) and Anderson Consulting (Accenture).

"In keeping with our mission, Capsalus seeks opportunities to work with `gazelle' enterprises, positioned for rapid growth with innovative products and services that enhance the well-being of consumers. That's what Wish Upon a Hero is all about," said Kevin P. Quirk, group president and chief marketing officer. "They've built a solid platform and an active community. Working with Dave and his team, we will be able to take things to the next level, including building out certain commerce and distribution components of the business to give this exceptional company the boost it needs to achieve the greatest impact."

"To help us grow our enterprise, we needed strategic support from a like-minded team that embraced our mission to positively impact the world around us, but also had the business expertise to help us optimize and execute our ambitious plans. Capsalus was the perfect fit," said Girgenti.

WUAH joins Capsalus' current portfolio of companies across the consumer products, media and technology, biotechnology and healthcare industry spectrum, including White Hat Brands, an emerging player in the branded functional food and beverage market; and PanTheryx, creating and selling biologics, pharmaceuticals and medical products to the expanding healthcare professional market in India.

For more information about Capsalus and investment opportunities, contact 888-400-7179, or visit www.capsalus.com.

Capsalus Corp., based in Atlanta, is a public holding company that partners with and acquires visionary enterprises in the health and wellness space producing progressive, broad-based solutions for better physical, nutritional and emotional health worldwide. Capsalus, which derives its name from "Salus," the Roman goddess of health and prosperity, works with companies in varying stages of development, from consumer products to media and technology and biotechnology. It provides operating infrastructure, strategic pathways and financial support to get them to the mass market quickly and efficiently.

Forward-looking Statements

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